Exhibit 99.1

Contacts:	David Ludvigson	Pam Lord
	Executive Vice President & Chief Financial Officer	Atkins + Associates
	858-410-4600	858-527-3494
	dludvigson@nanogen.com	plord@irpr.com

NANOGEN REPORTS 2004 FIRST QUARTER RESULTS

SAN DIEGO, CA (May 3, 2004) – Nanogen, Inc. (Nasdaq: NGEN), developer of molecular and point-of-care diagnostic products, today announced its financial results for the first quarter ended March 31, 2004.

Total revenues for the first quarter of 2004 were $2.2 million compared to $1.2 million for the same period in 2003 and $2.1 million in the fourth quarter of 2003. Product revenues for the first quarter were $1.1 million versus $228,000 for the same period in 2003 and were approximately equal to the prior quarter.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the first quarter of 2004 was $63.0 million, an increase of approximately $34 million from the final quarter of 2003. This compares to the company’s cash, cash equivalents and short-term investments balance of $36.9 million at the close of the first quarter of 2003. In March this year, Nanogen sold 4.25 million shares of common stock in a direct placement for gross proceeds of approximately $33.7 million. Subsequently, in April, Nanogen again augmented its cash position when it closed a second direct placement of stock to generate additional gross proceeds of approximately $7.7 million.

Nanogen’s total costs and expenses for the first quarter of 2004 were $8.8 million, as compared to $9.1 million in the first quarter of 2003 and $9.2 million in the fourth quarter of 2003. Total costs and expenses, excluding cost of product sales in the amount of $914,000, for the first quarter of 2004 were $7.9 million, compared to $8.8 million, excluding cost of product sales in the amount of $274,000, in the same quarter in 2003. This reflects a 10% reduction made possible by continued cost management and improved operating efficiency. Total costs and expenses, excluding the cost of product sales in the amount of $1.0 million, for the fourth quarter of 2003 were $8.2 million. During the first quarter of 2004, Nanogen also reached the decision to conclude operations of Recognomics, its joint venture with Aventis. Nanogen and Aventis will retain rights to intellectual property that each contributed to the collaboration in addition to any intellectual property that was developed during the venture. Accordingly, $870,000 in expenses associated with the closure of Recognomics was recorded in costs and expenses during the first quarter.

For the first quarter of 2004, Nanogen reported a net loss of $5.4 million, or $.20 per share, which compares with a net loss of $10.7 million, or $.50 per share, for the prior year’s first quarter. The 2004 first quarter loss included a $1.2 million foreign currency gain, which was recognized in conjunction with the closure of Recognomics. The 2003 first quarter net loss included a $3.6 million loss recorded on the sale of stock Nanogen held of CombiMatrix Corporation. The net loss for the fourth quarter of last year was $5.9 million or $.25 per share.

“As demonstrated by our first quarter balance sheet and initiatives for early 2004, Nanogen’s focus has been on improving our cash position and taking advantage of opportunities to expand our business into new and growing markets in the U.S. and abroad,” said Howard C. Birndorf, chairman of the board and chief executive officer of Nanogen. “The decision to dissolve Recognomics will allow us to redirect resources to product development efforts that are more closely aligned with our mission to provide advanced in vitro diagnostics to enhance individual healthcare.” Continuing, Mr. Birndorf said, “Completing the SynX Pharma acquisition provides us with new market opportunities and we are eager to hit the ground running to launch new point-of-care products this year.”

Financial Guidance

Nanogen completed the acquisition of point-of-care diagnostic developer SynX Pharma on April 21, 2004. As previously stated, Nanogen expects to invest approximately $6–8 million in SynX, including costs to launch the Congestive Heart Failure product.

Nanogen affirms its previous guidance for this year (excluding the impact of the SynX acquisition), which anticipates a growth rate in total revenue of approximately 50% as compared to 2003 and total costs and expenses, excluding cost of products sold, of approximately 20% less than the 2003 total year spending. Nanogen expects its cash position at the end of the year will be approximately $50 million. The company plans to revise this guidance in the future to include the estimated impact of the SynX acquisition.

Webcast of Conference Call

Nanogen management will host a conference call to discuss first quarter 2004 financial results today at 4:30 p.m. Eastern (1:30 p.m. Pacific). Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s website at www.nanogen.com. A telephone replay will also be available for 48 hours, beginning approximately two hours after the completion of today’s call, and can be accessed via (800) 642-1687 for U.S./Canada participants, and (706) 645-9291 for international participants. The conference ID, 6874714, will be required to listen to the playback.

Note Regarding Use of Non-GAAP Financial Information

Nanogen used a non-GAAP adjustment to exclude cost of product sales from costs and expenses for the periods presented. Nanogen believes that this non-GAAP adjustment is useful to management and investors because it enhances Nanogen’s comparability to other companies, many of which do not include cost of product sales in their presentation of costs and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

About Nanogen

Nanogen, Inc. develops and commercializes products for the molecular and point-of-care diagnostics markets. The company seeks to establish the unique, open-architecture NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the prediction, diagnosis and treatment of genetic and infectious diseases. Nanogen offers Analyte Specific Reagents and related products to research and clinical reference labs for the development of tests for the detection of genetic mutations associated with a variety of diseases, such as cystic fibrosis, Alzheimer’s disease, and cardiovascular disease. The company’s ten years of research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. Nanogen’s business unit, SynX Pharma, leverages proteomic and biomarker research to offer a line of point-of-care diagnostic tests. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements regarding future product revenues, contract and sponsored research revenues, estimates of costs and expenses and estimates of future cash balances. These forward-looking statements are based upon current expectations and speak only as of the date hereof. Nanogen’s actual results and cash balances may differ materially from those set forth in the forward-looking statements as a result of various factors and uncertainties, including whether the acquisition of SynX will achieve the synergies and other benefits anticipated, whether SynX and Nanogen will receive regulatory clearances for the Congestive Heart Failure product on the planned schedule, if at all, whether patents owned or licensed by Nanogen will be developed into products, whether the SynX business unit will become cash flow positive as expected, whether Nanogen’s NanoChip® System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, whether current trends in product revenue will continue in the future, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,030	$8,550
Short-term investments	30,947	20,564
Receivables, net	2,333	1,415
Inventories, net	4,145	4,774
Other current assets	849	1,590

Total current assets	70,304	36,893
Property and equipment, net	3,898	4,276
Acquired technology rights, net	2,232	2,508
Other assets, net	1,513	172

	$77,947	$43,849

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$170	$290
Accrued liabilities	4,323	4,519
Deferred revenue	411	469
Current portion of capital lease obligations	580	743

Total current liabilities	5,484	6,021

Capital lease obligations, less current portion	530	586
Other long-term liabilities	4,304	4,419

Total long-term liabilities	4,834	5,005

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2004 (unaudited) and December 31, 2003	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized; 31,209,615 (unaudited) and 24,867,325 shares issued and outstanding at March 31, 2004 (unaudited) and December 31, 2003, respectively	31	25
Additional paid-in capital	250,296	209,014
Accumulated other comprehensive income	11	1,136
Deferred compensation	(158)	(175)
Accumulated deficit	(181,629)	(176,255)
Treasury stock, at cost, 500,189 shares at March 31, 2004 (unaudited) and December 31, 2003	(922)	(922)

Total stockholders’ equity	67,629	32,823

	$77,947	$43,849

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2004	2003
Revenues:
Product sales	$1,132	$228
License revenue	152	—
Sponsored research	375	375
Contracts and grant	500	597

Total revenues	2,159	1,200

Costs and expenses:
Cost of product sales	914	274
Research and development	4,348	4,710
Selling, general and administrative	3,575	4,066

Total costs and expenses	8,837	9,050

Loss from operations	(6,678)	(7,850)

Interest income, net	102	195
Other income/(expense)	(20)	27
Loss on sale of investments	—	(3,600)
Gain on foreign currency translation	1,221	—
Minority interest in loss of consolidated subsidiary	—	548

Net loss	$(5,375)	$(10,680)

Net loss per share – basic and diluted	$(0.20)	$(0.50)

Number of shares used in computing net loss per share – basic and diluted	26,936	21,540